Exhibit 99.1

News Release

BOARDWALK ANNOUNCES FOURTH QUARTER 2012 RESULTS
ALSO ANNOUNCES QUARTERLY DISTRIBUTION OF $0.5325 PER UNIT

HOUSTON, February 11, 2013 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today that it has declared a quarterly cash distribution per common unit of $0.5325 ($2.13 annualized) payable on February 28, 2013, to unitholders of record as of February 21, 2013.
The Partnership also announced its results for the fourth quarter and year ended December 31, 2012, which included the following items:

•
Operating revenues of $325.7 million for the quarter and $1,185.0 million for the year ended December 31, 2012, an 8% and 4% increase from $301.0 million and $1,142.9 million in the comparable 2011 periods;

•	Net income of $90.1 million for the quarter and $306.0 million for the year ended December 31, 2012, a 26% and 41% increase from $71.6 million and $217.0 million in the comparable 2011 periods;

•
Earnings before interest, taxes, depreciation and amortization (EBITDA) of $197.8 million for the quarter and $726.5 million for the year ended December 31, 2012, a 16% and 18% increase from $170.4 million and $617.4 million in the comparable 2011 periods; and

•
Distributable cash flow of $143.3 million for the quarter and $499.6 million for the year ended December 31, 2012, a 2% and 19% increase from $140.1 million and $418.7 million in the comparable 2011 periods.

Operating revenues for the fourth quarter of 2012 increased $24.7 million compared to the fourth quarter of 2011, driven by $25.6 million of revenues contributed from the Partnership's recent acquisitions, Boardwalk Louisiana Midstream, LLC (Louisiana Midstream) and Boardwalk HP Storage Company, LLC (HP Storage). Operating expenses increased $6.2 million, primarily as a result of the acquisitions of Louisiana Midstream and HP Storage.
Operating results on a year-to-date basis were impacted by the revenue and expense factors discussed above. The 2011 operating expenses included a $28.8 million material and supplies impairment, a $5.0 million charge related to a fire at a compressor station near Carthage, Texas, and $9.2 million of gains from the sale of storage gas.
Capital Program
Growth capital expenditures were $147.1 million and maintenance capital expenditures were $79.8 million for the year ended December 31, 2012.

Conference Call
The Partnership has scheduled a conference call for February 11, 2013, at 9:00 a.m. Eastern time to review the fourth quarter and annual results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (866) 272-9941 for callers in the U.S. or (617) 213-8895 for callers outside the U.S. The PIN number to access the call is 56922529.

Replay
An online replay will be available on the Boardwalk website immediately following the call.

Historical Financial Information
On December 1, 2011, HP Storage, a joint venture between the Partnership and an affiliate of its general partner, acquired the assets of Petal Gas Storage, LLC (Petal), and Hattiesburg Gas Storage Company, LLC (Hattiesburg). In the first quarter 2012, the Partnership acquired the remaining equity ownership interest from an affiliate of its general partner. The transaction was accounted for as a transaction between entities under common control, therefore, the Partnership's 2011 financial statements have been recast as though the Partnership had fully consolidated HP Storage from the date of acquisition.

Non-GAAP Financial Measures - EBITDA and Distributable Cash Flow
The Partnership uses non-GAAP measures to evaluate its business and performance, including EBITDA and Distributable Cash Flow. EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering and storage business. Distributable Cash Flow is used as a supplemental financial measure by management and by external users of the Partnership's financial statements to assess the Partnership's ability to make cash distributions to its unitholders and general partner.

EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Distributable Cash Flow are not necessarily comparable to similarly titled measures of another company.

The following table presents a reconciliation of the Partnership's EBITDA and Distributable Cash Flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
Net Income	$90.1	$71.6	$306.0	$217.0
Income taxes	0.1	0.1	0.5	0.4
Depreciation and amortization	67.5	58.4	252.3	227.3
Interest expense	40.4	40.4	168.4	159.9
Interest income	(0.3)	(0.1)	(0.7)	(0.4)
Loss on early retirement of debt	—	—	—	13.2
EBITDA	197.8	170.4	726.5	617.4
Less:
Cash paid for interest, net of capitalized interest (1)	27.5	23.1	169.8	172.7
Maintenance capital expenditures (2)	28.5	34.0	79.8	94.6
Other (3)	0.1	0.2	0.4	0.6
Add:
Cash received for settlements (4)	—	9.6	10.4	9.6
Proceeds from sale of operating assets	0.4	14.0	5.9	31.5
Net (gain) loss on disposal of assets	0.3	1.5	(2.3)	(2.4)
Asset impairment	0.9	1.9	9.1	30.5
Distributable Cash Flow	$143.3	$140.1	$499.6	$418.7

(1)
The year ended December 31, 2012, includes payments of $9.6 million related to the settlements of interest rate derivatives and the year ended December 31, 2011, includes premium payments of $21.0 million related to the early extinguishment of debt.

(2)	The year ended December 31, 2011, includes $14.3 million of maintenance capital expenditures related to the fire at a compressor station near Carthage, Texas.

(3)	Includes non-cash items such as the equity component of allowance for funds used during construction.

(4)	Represents proceeds received related to insurance recoveries associated with a fire at a compressor station near Carthage, Texas, and a legal settlement.
About Boardwalk
Boardwalk Pipeline Partners, LP (NYSE: BWP) is a midstream master limited partnership that provides transportation, storage, gathering and processing of natural gas and liquids for its customers. Boardwalk and its subsidiaries own and operate approximately 14,410 miles of natural gas and liquids pipelines and underground storage caverns with an aggregate working gas capacity of approximately 201 billion cubic feet and liquids capacity of approximately 20 million barrels. Boardwalk is a subsidiary of Loews Corporation (NYSE: L), which holds 55% of Boardwalk's equity, excluding incentive distribution rights. Additional information about the Partnership can be found on its website at www.bwpmlp.com.

BOARDWALK PIPELINE PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
Operating Revenues:
Gas transportation	$284.6	$280.6	$1,058.3	$1,067.2
Parking and lending	7.9	3.5	28.0	12.0
Gas storage	27.7	14.7	84.7	52.2
Other	5.5	2.2	14.0	11.5
Total operating revenues	325.7	301.0	1,185.0	1,142.9

Operating Costs and Expenses:
Fuel and gas transportation	27.5	24.1	79.4	102.8
Operation and maintenance	47.1	45.9	166.2	169.0
Administrative and general	30.2	35.3	115.3	137.2
Depreciation and amortization	67.5	58.4	252.3	227.3
Asset impairment	0.9	1.9	9.1	30.5
Net loss (gain) on disposal of operating assets	0.3	1.5	(2.3)	(2.4)
Taxes other than income taxes	22.0	22.2	91.2	89.3
Total operating costs and expenses	195.5	189.3	711.2	753.7

Operating income	130.2	111.7	473.8	389.2

Other Deductions (Income):
Interest expense	39.5	38.4	161.5	151.9
Interest expense - affiliates	0.9	2.0	6.9	8.0
Loss on early retirement of debt	—	—	—	13.2
Interest income	(0.3)	(0.1)	(0.7)	(0.4)
Miscellaneous other expense (income), net	(0.1)	(0.3)	(0.4)	(0.9)
Total other deductions	40.0	40.0	167.3	171.8

Income before income taxes	90.2	71.7	306.5	217.4

Income taxes	0.1	0.1	0.5	0.4

Net Income	$90.1	$71.6	$306.0	$217.0

Net Income per Unit:
Basic and diluted net income per unit:
Common units	$0.38	$0.36	$1.37	$1.09
Class B units	$0.14	$0.11	$0.36	$0.14
Cash distribution declared and paid to common units	$0.5325	$0.5275	$2.1275	$2.095
Cash distribution declared and paid to class B units	$0.30	$0.30	$1.20	$1.20
Weighted-average number of units outstanding:
Common units	207.4	175.7	191.9	173.3
Class B units	22.9	22.9	22.9	22.9

BOARDWALK PIPELINE PARTNERS, LP
NET INCOME PER UNIT RECONCILIATION
(Unaudited)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended December 31, 2012, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$90.1
Add: Net loss attributable to predecessor equity	(1.5)
Net income attributable to limited partner unitholders and general partner	91.6
Declared distribution	$128.2	$110.6	$6.9	$10.7
Assumed allocation of undistributed net loss	(36.6)	(32.3)	(3.6)	(0.7)
Assumed allocation of net income attributable to limited partner unitholders and general partner	$91.6	$78.3	$3.3	$10.0
Weighted-average units outstanding		207.4	22.9
Net income per unit		$0.38	$0.14

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended December 31, 2011, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$71.6
Add: Net loss attributable to predecessor equity	(3.2)
Net income attributable to limited partner unitholders and general partner	74.8
Declared distribution	114.0	$98.1	$6.8	$9.1
Assumed allocation of undistributed net loss	(39.2)	(34.0)	(4.3)	(0.9)
Assumed allocation of net income	$74.8	$64.1	$2.5	$8.2
Weighted average units outstanding		175.7	22.9
Net income per unit		$0.36	$0.11

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the year ended December 31, 2012, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$306.0
Add: Net loss attributable to predecessor equity	(2.2)
Net income attributable to limited partner unitholders and general partner	308.2
Declared distribution	$493.1	$424.3	$27.5	$41.3
Assumed allocation of undistributed net loss	(184.9)	(162.0)	(19.2)	(3.7)
Assumed allocation of net income attributable to limited partner unitholders and general partner	$308.2	$262.3	$8.3	$37.6
Weighted-average units outstanding		191.9	22.9
Net income per unit		$1.37	$0.36

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the year ended December 31, 2011, (in millions, except per unit data):

	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$217.0
Add: Net loss attributable to predecessor equity	(3.2)
Net income attributable to limited partner unitholders and general partner	220.2
Declared distribution	431.6	$371.6	$27.5	$32.5
Assumed allocation of undistributed net loss	(211.4)	(183.0)	(24.2)	(4.2)
Assumed allocation of net income	$220.2	$188.6	$3.3	$28.3
Weighted average units outstanding		173.3	22.9
Net income per unit		$1.09	$0.14

SOURCE:    Boardwalk Pipeline Partners, LP

Contact:    Boardwalk Pipeline Partners, LP
Molly Ladd Whitaker, 866-913-2122
Director of Investor Relations and Corporate Communications
Or
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial and Administrative Officer